GOLDEN PATRIOT, CORP. (“GPTC”)

1979 Marcus Ave.

Suite 210

Lake Success, New York 11042

November 3, 2006

Mr. David Derby, President

Canasia Industries Corporation. (“Canasia”)

#Suite 600 - 890 West Pender Street

Vancouver, BC  V6C 1J9

Dear David:

Re:  Option Agreement - “Debut Prospect”

This letter is further to our existing letter of intent dated October 18, 2006 and will outline the terms of our proposed agreement with respect to the Debut Prospect, situated in the Elko County, Nevada.

Representations:

GPTC represent to you as follows:

1.

We are the beneficial and legal owners of an undivided 100% interest in the D, hereafter referred to as the “Property” and as more particularly described in Schedule “A” to this letter agreement.

2.

We are duly incorporated under the laws of Nevada and have all the necessary corporate power and capacity to enter into a property option agreement with respect to the Property and to comply with the terms thereof.

You, Canasia Industries Corporation (“CAJ”)  have represented to us that:

1.

You have the necessary corporate power and capacity to enter into a property option agreement with respect to the Property and to comply with the terms thereof.

Based on the above, we are prepared to enter into this letter agreement to confirm our intent to enter into a formal option agreement (the “Option Agreement”) respecting the Property.

Grant of Option and Consideration

1.

Upon the execution of and pursuant to the Option Agreement, we will grant you the right to earn an undivided 50% interest in the Property.  To earn this interest you agree to incur exploration expenditures on the Property aggregating CAD $1,000,000 over ten (10) years from the date of execution of the Option Agreement and to make all payments necessary to maintain the Property in good standing;

2.  CAJ agrees to file documents in a timely manner and to take such steps as are necessary so as to expedite review and/or approval by the TSX Venture Exchange of the Option Agreement, should such approval be required.

3.

  You may exercise your option only after you incur the aggregate CAD $1,000,000 in expenditures on the Property by the end of ten (10) years from the date of execution of the Option Agreement, with no required staged payments.

Assessment Work

You will be responsible to pay all taxes levied and file all assessment credits permitted in connection with the Property during the term of the Option.

Operator

GPTC shall designate the Operator of the Property during the term of the Option.

Related Party Transaction

Both parties acknowledge that this is a related party transaction in the both companies have an officer in common.

Commencement of Joint Venture

1.

Upon CAJ having spent CAD $1,000,000 on the exploration expenditures on the Property, as well as making all payments necessary to maintain the property in good standing, a Joint Venture agreement will be entered into, which would include the standard joint venture clauses in proportion to each party’s interest.  The following respective working interests will apply after the option is exercised:

         Working

          Interest

CAJ

 50%

GPTC

 50%

If a participant elects to dilute, a standard dilution formula based on the total of deemed expenditures and actual expenditures incurred after the commencement of the Joint Venture will apply until a party’s working interest is reduced to a 10% interest at which point the party’s working interest  would convert to a 10% Net Profits Interest in the Property.

Underlying Interests

GPTC warrants that no undisclosed underlying royalty interest or such other undisclosed obligation exists on the Property.

Termination

CAJ may terminate this Agreement upon written notice at any time.  Upon such termination, this Agreement will be of no further force and effect, except that CAJ will be required to make any payments due and owing for ten (10) days after the notice of termination is deemed to have been received by GPTC, or to carry out any firm work commitments outstanding under the terms of this Agreement.  Without restricting the generality of the foregoing, this shall include the obligations to maintain the Property in good standing, to pay all relevant taxes, and to pay costs associated with reclamation bonds.

If CAJ fails to make the work commitment due pursuant to the terms of the preceding section entitled Grant of Option and Consideration within the prescribed time periods, this Agreement shall terminate forthwith and CAJ shall have no further interest in the Agreement or the Property.  However, at such termination CAJ will be required to make any payments due and owing for ten (10) days after the notice of termination is deemed to have been received by GPTC, or to carry out any firm work commitments outstanding under the terms of this Agreement.  Without restricting the generality of the foregoing, this shall include the obligations to maintain the Property in good standing, to pay all relevant taxes, and to pay costs associated with reclamation bonds.

General

1.

This agreement shall supersede and replace any other agreement or arrangement, whether oral or written, hereunto before existing between the parties in respect of the subject matter of this agreement.

2.  This agreement shall enure to the benefit of and be binding upon the parties and their respective successors and assigns. This letter agreement and the Option Agreement shall be assignable by CAJ or its assigns, subject to GPTC’s prior approval, which shall not be unreasonably withheld.

3.

This agreement shall be governed by and construed in accordance with the laws of New York.

4.

The terms and conditions of this letter agreement shall be subject to the Option Agreement which will contain the conditions, representations, warranties and covenants which are ordinarily contained in agreements of like nature.

5.

Time shall be of the essence of this agreement.

6.  If required under policy, this agreement shall be subject to the approval of the TSX Venture

Exchange.  CAJ agrees to file documents in a timely manner and to take such steps as are necessary so as to expedite approval by the TSX  Venture Exchange.

7.  During the term of the Option, GPTC shall, in a timely manner, supply CAJ with copies of all data pertaining to exploration on the Property.

Should the foregoing terms and conditions be acceptable to you, please execute and return this letter to us.

Yours truly,

Golden Patriot, Corp.

Per:  /s/ Bradley Rudman

         Authorized Signatory

ACCEPTED AND AGREED this ____3rd _____

day of November, 2006 by

Canasia Industries Corporation.

Per: /s/ David Derby

         Authorized signatory

"Schedule A"

Debut Property

BLM Serial Number	Claim Name

NMC853626	Debut 1
NMC853627	Debut 2
NMC853628	Debut 3
NMC853629	Debut 4
NMC853630	Debut 5
NMC853631	Debut 6
NMC853632	Debut 7
NMC853633	Debut 8
NMC853634	Debut 9
NMC853635	Debut 10
NMC853636	Debut 11
NMC853637	Debut 12
NMC853638	Debut 13
NMC853639	Debut 14
NMC853640	Debut 15
NMC853641	Debut 16

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